Exhibit 10.2.19

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (the “Agreement”), dated as of May 1, 2018 (the “Effective Date), is entered into by and between Gogo LLC (the “Company”), Gogo Inc. (“Parent”) and Anand K. Chari (the “Employee,” and together with the Company and Parent, each, individually, a “Party,” and collectively, the “Parties”).

WHEREAS, the Employee is currently employed by the Company as its Executive Vice President and Chief Technology Officer pursuant to the Employment Agreement, dated July 12, 2006, to which the Employee and the Company are parties (as amended to date, the “Employment Agreement”);

WHEREAS, the Company and the Employee have agreed that the Employee will separate from employment with the Company and enter into a consulting agreement with the Company (the “Consulting Agreement”), both effective as of May 1, 2018 (“the Transition Date”); and

WHEREAS, the Employee and the Company desire to enter into an agreement regarding the Employee’s separation from employment with the Company and a release of claims.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Subject to the terms and conditions of this Agreement, in consideration of the Employee’s promises herein, and provided that the Employee does not revoke his execution of this Agreement pursuant to Paragraph 17 below, the Employee’s employment with the Company will terminate at the close of business on the Transition Date. The Employee hereby resigns, effective as of the Transition Date, from employment with the Company and its subsidiaries and affiliates in all respects, including without limitation from each officer, executive or director position held with Parent, the Company and their subsidiaries and affiliates.

2. The Company and the Employee understand and agree as follows:

A.

The Company shall pay the Employee $32,877, less tax withholding to the extent required by law, which represents an amount equal to thirty (30) days of the Employee’s current base salary as pay in lieu of notice of termination.

B.	The Company shall pay Employee his salary through the Transition Date and will reimburse him for any business expenses incurred through the Transition Date in accordance with the Company’s policies.

C.	The payments in Subparagraphs 2(A) and 2(B) are not conditioned on the execution of this Agreement.

3. In consideration of entry by the undersigned into this Agreement, and subject to Subparagraph (E) of this Paragraph 3, the Employee shall be entitled to the following severance payments and benefits:

A.

The Company shall pay the Employee the total gross amount of $400,000, less tax withholding to the extent required by law, which represents an amount equal to twelve (12) months of the Employee’s current base pay. The Company will pay the Employee this amount less required withholdings in a lump sum on the first practicable payroll date following the expiration of the Revocation Period (as defined in Paragraph 17).

B.

The Employee holds the unvested equity awards under the Aircell Holdings Inc. Stock Incentive Plan, the Gogo Inc. 2013 Omnibus Incentive Plan or the Gogo Inc. 2016 Omnibus Incentive Plan (each a “Plan” and collectively the “Plans”) or any Stock Option Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement, Performance RSU Agreement or Performance Option Agreement between the Company and Employee (collectively, the “Equity Agreements”) set forth on Exhibit A attached hereto. Notwithstanding anything to the contrary contained in the Plans or the Equity Agreements, (i) any unvested equity awards will continue to vest on the schedule set forth in the applicable Equity Agreements, and, as set forth on Exhibit A hereto, until the date on which the Consulting Agreement expires or is earlier terminated (the “Consulting Agreement Termination Date”), (ii) any vested options, including any options that vest pursuant to clause (i) of this Subparagraph 3(B), will remain exercisable through the end of the earlier of (x) 90 days following the Consulting Agreement Termination Date and (y) the tenth anniversary of the applicable grant date of the options, (iii) any equity awards that remain unvested on the Consulting Agreement Termination Date shall be forfeited, cancelled and terminated, without any liability or obligation on the part of the Parent in respect thereof, as of the Consulting Agreement Termination Date, and (iv) any vested options that remain unexercised at the end of the exercise period described in clause (ii) of this Subparagraph 3(B) shall be forfeited, cancelled and terminated, without any liability or obligation on the part of the Parent in respect thereof, as of the end of such exercise period.

C.

Should Employee timely elect to continue coverage pursuant to COBRA, the Company will reimburse Employee, for the thirteen (13) month period beginning on the Transition Date, for COBRA premiums due to maintain health insurance coverage that is substantially equivalent to that which he received immediately prior to the Transition Date.

D.

The Company shall make a one-time payment to Employee in the amount of $15,000, less tax withholding payments to the extent required by law, on the first practicable payroll date following the expiration of the Revocation Period (as defined in Paragraph 17).

E.

The Company’s obligation to provide the Employee with the severance benefits described in Subparagraphs 3(A), (B), (C) and (D) of this Agreement is conditioned on (a) the Employee’s execution, on or after the Transition Date, of this Agreement, and (b) the failure of the Employee to revoke his execution of this Agreement within the Revocation Period. If the Employee does not comply with either of these conditions (either by failing to execute this Agreement on or after the Transition Date or by revoking his execution of this Agreement within the Revocation Period), neither the Company nor Parent shall have any obligation to provide the Employee with any of the severance benefits described in Subparagraphs (A), (B), (C) and (D) of this Paragraph. The Employee acknowledges and agrees that the Employee would not be entitled to the benefits described in Subparagraphs (A), (B), (C) and (D) of this Paragraph, if the Employee had not agreed to and fully complied with the foregoing terms and conditions set forth in this Subparagraph (E). In addition, the Company’s obligation to provide the Employee with the severance benefits described in Subparagraph 3(B) is conditioned on the Employee’s continued compliance in all material respects with his post-termination obligations under this Agreement (including but not limited to the obligations pursuant to Sections 4 and 5 of the Employment Agreement). If the Employee does not comply in all material respects with such post-termination obligations, the Parent shall have no obligation to provide the Employee with any of the severance benefits described in Subparagraph (B). The Employee further acknowledges and agrees that the Employee would not be entitled to the benefits described in Subparagraph (B) of this paragraph, if the Employee had not agreed to and fully complied with all of the terms and conditions set forth in this Subparagraph 3(E).

4. The Employee understands that the benefits set forth in Paragraphs 2 and 3 of this Agreement are all the Employee is entitled to receive from the Company except for the Plans and any Equity Agreements, in each case to the extent vested as of the date on which Employee’s employment by the Company terminates except as otherwise provided in this Agreement. Employee will receive no further wage, commission, bonus or other payments from the Company. Except as set forth in this Agreement or as otherwise required by applicable law, the Employee’s participation in and rights under any Plan will be governed by the terms and conditions of such Plan, which may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted by law; provided that the Company will not amend, modify, suspend, or terminate any Plan in a way that adversely affects in a manner differently than the rights of other Plan participants Employee’s rights under the Plans or Equity Agreements as of the Transition Date or Employee’s rights under this Agreement. The Employment Agreement and the Change of Control Agreement, dated March 6, 2013, between Parent and the Employee, will terminate on the Transition Date except for those obligations in the Employment Agreement that survive termination as enumerated in Section 9(c) of the Employment Agreement.

5. Within five business days following the Transition Date, (i) except as provided in the Consulting Agreement, the Employee will return to the Company all Company equipment, all tangible documents and materials containing, reflecting, incorporating or based on Confidential Information (as defined in the Consulting Agreement) and any other Company property in the Employee’s possession and (ii) satisfy all outstanding debts to the Company and pay off all personal charges owed on any and all corporate credit cards which he is personally obligated to pay. Notwithstanding the foregoing, Employee may retain the Company phone and Company laptop (provided that Employee submits such phone and laptop to the Company for removal of certain Company data), and shall to transition service for each device into Employee’s own account within 30 days following the Effective Date.

6. The term “Gogo Released Parties” as used in this Agreement includes (i) the Company, its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); (ii) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in clause (i) of this paragraph; and (iii) the predecessors, successors, and assigns of each entity listed in clauses (i) and (ii) of this paragraph. The term “Future Gogo Released Parties” as used in this agreement means any Gogo Released Party other than (x) the Company, its past or present parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); (y) the past and present owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in clause (x) of this paragraph; and (z) the predecessors, successors, and assigns of each such entity. The term “Current Gogo Released Parties” means the Gogo Released Parties other than the Future Gogo Released Parties.

7. The term “Chari Released Parties” as used in this Agreement includes Employee and his heirs, executors, administrators, representatives, assigns, attorneys, agents, and insurers, and all persons acting by, through, under, or in concert with Employee.

8. Employee, and anyone claiming through the Employee or on the Employee’s behalf, hereby releases the Company and the other Gogo Released Parties with respect to any and all claims, whether currently known or unknown, that the Employee now has, has ever had, or may ever have against the Company and/or any of the other Gogo Released Parties arising from or related to any act or omission occurring prior to or on the date on which the Employee signs this Agreement, excepting those claims that cannot by law be waived. Without limiting the foregoing, the claims released by the Employee hereunder include, but are not limited to:

A. all claims for or related in any way to the Employee’s employment or other service, compensation, other terms and conditions of employment or service, or termination from employment or service with the Company and Parent hereunder, including without limitation all claims for salary, bonus, severance pay, or any other compensation or benefit;

B. all claims that were or could have been asserted by the Employee or on the Employee’s behalf: (i) in any federal, state, or local court, commission, or agency; (ii) under any common law theory; or (iii) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitutional provision, or executive order; and

C. all claims that were or could have been asserted by the Employee or on the Employee’s behalf arising under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of

1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Chicago Human Rights Ordinance, the Cook County Human Rights Ordinance, the Illinois Human Rights Act, as amended, the Illinois Constitution, any state labor code, any equivalent local laws, statutes and ordinances and any existing employment agreement or potential entitlement under any Company program or plan.

The release set forth in this Paragraph does not apply to and does not release the Employee’s entitlement to receive any benefits earned under any Plan or any award granted thereunder in accordance with the terms and conditions of the applicable Equity Agreement or any right to indemnification to which he is entitled as a current or former director or officer of the Company, Parent or any of their respective subsidiaries, including without limitation any right to indemnification under the Company’s or Parent’s organizational documents or the Officer Indemnification Agreement. In addition, the release set forth in this Paragraph does not apply to and does not release any existing claim against any Future Gogo Released Party that is not and would not be a claim against any Current Gogo Released Party. Further, in the event that a Gogo Released Party who is a natural person brings a claim against the Employee (other than as a counterclaim in defense of a claim first brought by the Employee), the release set forth in this Paragraph shall not be deemed to preclude any counterclaim brought in against such natural person Gogo Released Party.

9. The Company and Parent hereby release the Employee and the Chari Released Parties from any and all claims (including claims on the Company or Parent’s behalf), whether currently known or unknown, that the Company and/or Parent now has or has ever had against the Employee and/or the Chari Released Parties arising from or related to any act or omission occurring prior to or on the date on which the Company and/or Parent signs this Agreement through its authorized agent, except those claims that cannot by law be waived. Without limiting the foregoing, the claims released by the Company and Parent hereunder include, but are not limited to:

A. all claims for or related in any way to the Employee’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company hereunder, including without limitation all claims for salary, bonus, severance pay, or any other compensation or benefit, and any act or omission by Employee during Employee’s employment with the Company; and

B. all claims that were or could have been asserted by the Company or on the Company’s behalf: (i) in any federal, state, or local court, commission, or agency; (ii) under any common law theory; or (iii) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitutional provision, or executive order.

10. The Parties represent and warrant, respectively, that (A) the they have not filed or initiated any legal or other proceedings against any other Party and that the Employee has not filed or initiated any legal or other proceedings against any of the Gogo Released Parties; (B) no such proceedings have been initiated on behalf of a Party against any other Party (or any of the Gogo Released Parties or the Chari Released Parties); (C) the Party is the sole owner of the claims that are released in Paragraphs 8 or 9 above, as applicable; (D) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (E) the Party has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

11. Except as provided in this Agreement, the Employee acknowledges and agrees that the Employee is not entitled to and will not receive any payments, benefits, or recovery of any kind from the Company or other Gogo Released Parties, including any bonus or severance payments. In the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Gogo Released Parties shall have no further monetary or other obligation of any kind to the Employee, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of the Employee.

12. The Employee acknowledges and agrees that, following the Transition Date, the Employee will continue to be bound by and obligated to comply with the obligations contained in the Employee Proprietary Information and Inventions Agreement previously entered into between the Employee and the Company and the obligations pursuant to Sections 4 and 5 of the Employment Agreement, which survive the termination of the Employee’s employment.

13. The Employee acknowledges and agrees that the Employee has no present or future right to employment with the Company or any of the other Gogo Released Parties.

14. The Employee confirms that he will not communicate regarding his termination of employment or other service verbally or otherwise with any current or former employee or other person in a manner that is inconsistent with the Company’s public disclosures regarding his termination (provided that such disclosure is consistent with this Paragraph or required by applicable law) or as authorized by the Company. Without limiting the foregoing, the Employee agrees to refrain from all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Company or any of the other Gogo Released Parties. The Company agrees to refrain from all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation or standing in the community of the Employee or the Chari Released Parties.

15. Except as stated in this Paragraph, the Parties agree that this Agreement and Exhibit A, and the contents thereof, are confidential, and that no Party may disclose any contents of this Agreement or Exhibit A to any person, including legal counsel for such person(s), corporation, association, or other entity, except that the Parties may disclose the Agreement and Exhibit A (or the terms and provisions thereof) to: (i) their attorneys; (ii) in the case of the Company and Parent, their employees; (iii) their accountants and tax consultants; (iv) other representatives or entities as required and compelled by law or lawful court order; (v) in the case of the Employee, his spouse, if applicable; and (vi) upon the advance written consent of either Party; provided, in each case, any such disclosure shall be conditioned upon the strict confidentiality and nondisclosure of this Agreement and its contents consistent with the terms hereof. Notwithstanding the foregoing, the Parties acknowledge and agree that Parent may disclose this Agreement and Exhibit A and the contents thereof as Parent determines to be necessary or appropriate to comply with its disclosure obligations under applicable law, and the confidentiality provisions of the Paragraph shall not apply to the Parties to the extent of such public disclosure. Additionally, the Parties agree that this Agreement may be used as evidence in a possible lawsuit in which either the Employee or the Company alleges the other party has breached this Agreement.

16. Nothing in this Agreement is intended to or shall be construed as an admission by the Company that the Company or any of the other Gogo Released Parties have violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Employee or otherwise. The Company and the other Gogo Released Parties expressly deny any such illegal or wrongful conduct.

17. THE EMPLOYEE ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT: A. THE EMPLOYEE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; B. THE EMPLOYEE RELEASES AND WAIVES CLAIMS UNDER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EMPLOYEE ALREADY IS ENTITLED; C. THE EMPLOYEE HEREBY IS AND HAS BEEN ADVISED TO HAVE THE EMPLOYEE’S ATTORNEY REVIEW THIS AGREEMENT BEFORE SIGNING IT; D. THE EMPLOYEE HAS TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER TO SIGN THIS AGREEMENT AND TO RETURN A SIGNED COPY TO THE COMPANY; AND E. WITHIN SEVEN (7) DAYS FROM THE DATE ON WHICH THE EMPLOYEE RETURNS A SIGNED COPY OF THIS AGREEMENT TO THE COMPANY (THE “REVOCATION PERIOD”), THE EMPLOYEE MAY, AT THE EMPLOYEE’S SOLE OPTION, REVOKE HIS/HER ACCEPTANCE OF THE AGREEMENT BY GIVING WRITTEN NOTICE OF SUCH REVOCATION TO KAREN JACKSON, SENIOR VICE PRESIDENT HUMAN RESOURCES. THE AGREEMENT WILL NOT BECOME BINDING AND EFFECTIVE ON EITHER THE COMPANY OR THE EMPLOYEE UNTIL THIS REVOCATION PERIOD HAS EXPIRED WITHOUT ANY SUCH REVOCATION.

18. In the event of any inconsistency between this Agreement and the Employment Agreement, this Agreement shall control. This Agreement may be modified only in writing, and any party’s failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

19. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Illinois. Any dispute or conflict arising out of or relating to this Agreement, except for an action brought by the Company to enforce the obligations described in Paragraph 12 of this Agreement, must be brought in a court that has jurisdiction over matters in Cook County, Illinois. Furthermore, the Employee agrees such court shall have personal jurisdiction over him and further agrees to waive any rights he may have to challenge the court’s personal jurisdiction over him/her.

20. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

21. Should any Party prevail in an action to enforce any provision arising out of this Agreement, and successfully establishes a breach of this Agreement or prevails in defense of any such action, such Party shall, in addition to any other relief to which it is entitled, be awarded its reasonable costs and attorneys’ fees incurred in any such action.

22. For a period of six (6) months following the Transition Date, in order to continue facilitating the transition of his responsibilities, Employee will use reasonable efforts to make himself available by telephone or, if necessary, in person to respond to Company requests for information.

23. Section 19 of the Employment Agreement is hereby incorporated by reference herein. Executive recognizes that he is a “specified employee,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, notwithstanding any other provision in this Agreement, to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six month anniversary of the separation from service or (b) the date of Executive’s death.

[Signature Page Follows]

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

/s/ Anand K. Chari
Anand K. Chari

GOGO LLC

/s/ Marguerite M. Elias
By:	Marguerite M. Elias
Title:	Executive Vice President, General Counsel and
Secretary

GOGO INC.

/s/ Marguerite M. Elias
By:	Marguerite M. Elias
Title:	Executive Vice President, General Counsel and Secretary

Exhibit A

Equity Awards

Type	Grant Date	Total Unvested	Exercisable/ Releasable	“Anniversary Date”
NQ	06/02/2010	0	10,815	June 02
NQ	12/14/2011	0	72,100	December 14
NQ	06/05/2013	0	82,400	June 05
NQ	05/28/2014	25,000	75,000	May 28
NQ	05/26/2015	32,300	32,300	May 26
NQ	06/24/2016	63,000	21,000	May 26
NQ	03/14/2017	43,755	14,585	March 14
NQ	02/17/2018	37,000	0	February 17
PNQ	06/24/2016	8,942	0	May 26
PNQ	06/24/2016	17,358	0	May 26
PNQ	03/14/2017	29,840	0	March 14
PNQ	02/17/2018	37,000	0	February 17
PSU	06/24/2016	1,122	0	May 26
PSU	06/24/2016	2,178	0	May 26
PSU	03/14/2017	3,840	0	March 14
PSU	02/17/2018	5,500	0	February 17
RSA	05/28/2014	3,500	0	May 28
RSA	05/26/2015	4,100	0	May 26
RSA	06/24/2016	8,025	0	May 26
RSA	03/14/2017	7,500	0	March 14
RSU	02/17/2018	5,500	0	February 17

		335,460	308,200

	TOTALS	335,460	308,200